Exhibit 23.02

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference into EQT Corporation’s effective registration statements under the Securities Act of 1933, as amended, of our audit letter dated January 7, 2022, with respect to our audit of EQT Corporation's estimates of proved reserves and future revenue, as of December 31, 2021, which was included as an exhibit to, and reference of our firm in, the Annual Report on Form 10-K for the year ended December 31, 2021, of EQT Corporation (the “Form 10-K”). We also hereby consent to all references to our firm appearing in the Current Report on Form 8-K filed by EQT Corporation with the U.S. Securities and Exchange Commission on April 28, 2022, relating to the recast of certain financial information of EQT Corporation previously included in the Form 10-K. We have no interest in EQT Corporation or in any of its affiliates. We have not been employed on a contingent basis, and we are not connected with EQT Corporation, or any of its affiliates, as a promoter, underwriter, voting trustee, director, officer, employee, or affiliate.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:     /s/ Richard B. Talley, Jr.
Richard B. Talley, Jr., P.E.
Senior Vice President

Houston, Texas
April 28, 2022